EXHIBIT (a)(3)


FROM:    Peter R. Watkins, President and Chief Executive Officer
SUBJECT: OFFER TO EXCHANGE STOCK OPTIONS
DATE:    June 25, 2001


        IMPORTANT NEWS -- PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE
                        5:00 P.M. PDT ON JULY 27, 2001!

         The Board of Directors has adopted resolutions offering to all eligible employees who hold stock options with exercise prices of ten dollars ($10) per share or more the opportunity to exchange their outstanding stock options for options exercisable at the fair market value of our stock on January 31, 2002. This offering covers shares issued under the Resonate Inc. 1996 Stock Plan, as amended, and the Resonate Inc. 2000 Stock Plan. Resonate Inc. ("Resonate," also referenced herein as "us," "we" and "our") is making the offer upon the terms and conditions described in (i) the Offer to Exchange; (ii) this memorandum;
(iii) the Election Form; and (iv) the Notice to Withdraw from the Offer. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 5:00 p.m. Pacific Daylight Time on July 27, 2001.

         If you elect to participate in this exchange, your existing unexercised stock option (the "Old Option") will be cancelled and a promise to issue a new option (the "New Option") will be issued. The New Option will be for the same number of shares as your Old Option, less any exercised shares.
The New Option will be granted under the terms of our 2000 Stock Plan. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

THE NEW OPTION

1.   All grants cancelled pursuant to this program are eligible for the New
     Option.

2. The New Option will be priced at the fair market value on the day we grant the option, expected to be January 31, 2002, which is defined as the closing price on Nasdaq on the date of grant. This price may be higher, or lower, or the same as the exercise price on your option to be cancelled.

     THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

3. The New Option will be vested in accordance with the vesting schedule of the Old Option.

4. If your employment with the Company terminates voluntarily OR involuntarily prior to January 31, 2002, you will not receive a New Option. Unless otherwise expressly provided in your employment agreement or the applicable laws of a non-U.S. jurisdiction, your employment with Resonate will remain "at-will" and can be terminated by you or Resonate at any time, with or without cause or notice.

5.   All other rules of the 2000 Stock Plan will be applied.

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ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1. Option grants held by eligible employees are eligible for consideration for the New Option (a) if they were issued under the Resonate Inc. 1996 Stock Plan, as amended or the Resonate Inc. 2000 Stock Plan, AND (b) if they have exercise prices equal to or greater than ten dollars ($10) per share, AND
     (c) if your election for exchange is received by 5:00 p.m. Pacific Daylight Time on July 27, 2001 or, if we have extended the offer, by the new expiration of the offer. Employees are eligible to participate in this option exchange if they live or work in the United States; however, directors and certain officers are not eligible and may not participate in the exchange offer.

2. Any of your outstanding, unexercised eligible options may be tendered for exchange and cancelled pursuant to the offer. If you elect to tender any options within a stock option grant for exchange, the option grant must be tendered in its entirety and the entire grant will be cancelled.

3. If a decision is made to cancel a grant, all grants issued since January 30, 2001 (within the prior six months of the cancellation) must also be cancelled, even if those grants have exercise prices which are less than ten dollars ($10) per share. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant New Options on January 31, 2002, unless we have to change the grant date because the offer was extended beyond its original expiration date.

4. Individuals canceling a grant pursuant to this program will not be eligible for additional stock option grants until after January 31, 2002. In lieu thereof, the Company may issue additional Promises To Grant Stock Option(s).

5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if your employment terminates (for any reason) and you do not receive a New Option.

6. All New Options will be the same type of options as your Old Options, to the extent allowed by law.

7.   All rights to cancelled grants will be irrevocably forfeited.

         THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. UNLESS OTHERWISE EXPRESSLY PROVIDED IN YOUR EMPLOYMENT AGREEMENT, YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

         All eligible Option Holders who wish to participate in this option exchange must complete a Resonate Inc. Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Joshua Lipp at (408) 548-5681 by July 27, 2001, no later than 5:00 p.m. Pacific Daylight Time. You

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are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

         Resonate intends to e-mail a confirmation of receipt to you within two
(2) business days of receiving your Election Form. This will merely be a confirmation that we have received your Election Form; your options will not be cancelled until July 30, 2001, which is the first business day following the expiration of the Offer to Exchange (as defined below). If you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by us.

         IF YOUR ELECTION IS RECEIVED AFTER 5:00 P.M. PACIFIC DAYLIGHT TIME ON JULY 27, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

         Attached to this e-mail, you are also receiving a more detailed document, entitled the Offer to Exchange Certain Outstanding Options for New Options (generally referred to as the "Offer to Exchange"), explaining the program in greater detail. The information contained in (i) the Offer to Exchange; (ii) this memorandum; (iii) the Election Form; (iv) the Notice to Withdraw from the Offer; and (v) the Promise to Grant Stock Option(s) together constitute the entire offer and we strongly urge you to read these documents carefully and to consult your own advisors before deciding whether to participate or not.